FRB WEBER SHANDWICK
    FINANCIAL COMMUNICATIONS         RE:  PRIME GROUP REALTY TRUST   [LOGO]
                                          77 WEST WACKER DRIVE
                                          SUITE 3900
                                          CHICAGO, ILLINOIS 60601
                                          www.pgrt.com


FOR YOUR INFORMATION:



At Prime Group Realty Trust:                             At FRB|Weber Shandwick:
Stephen J. Nardi              Louis G. Conforti          Georganne Palffy
Acting Chairman of the Board  Office of the President    General Inquiries
312/917-1300                  Chief Financial Officer    312/266-7800
                              312/917-1300

FOR IMMEDIATE RELEASE
MONDAY, APRIL 29, 2002


 PRIME GROUP REALTY TRUST ISSUES STATEMENT CONCERNING UNSOLICITED PROPOSAL FROM
                         AMERICAN REALTY INVESTORS, INC.

Chicago, IL, April 29, 2002 -- Prime Group Realty Trust (NYSE: PGE) (the "Company") announced today that the Board of Trustees of the Company acknowledged the receipt of an unsolicited proposal from American Realty Investors, Inc. (NYSE: ARL - news) to acquire the outstanding common equity of the Company for $7.50 in cash and two-tenths of a share of ARL preferred stock, for each outstanding common share. Under the proposal, ARL would also acquire all of the Company's outstanding Series A preferred shares for $20 per share in cash and each outstanding share of the Company's Series B preferred shares for a share of comparable preferred stock of ARL.

The Company's Board of Trustees intends to address ARL's proposal promptly and in an orderly manner, and has referred the proposal to its financial advisors for their assistance in connection with the Board's evaluation of the proposal.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company owns 24 office properties containing an aggregate of approximately 7.8 million net rentable square feet and 30 industrial properties containing an aggregate of approximately 3.9 million net rentable square feet. In addition, the Company has joint venture interests in two office properties containing an aggregate of approximately 1.3 million net rentable square feet. The portfolio also includes approximately 202.1 acres of developable land and the Company has the right to acquire more than 31.6 additional acres of developable land which management believes could be developed with approximately 5.0 million rental square feet of office and industrial space. In addition to the properties described above, the Company is developing Dearborn Center in downtown Chicago, a Class A, state-of-the-art office tower containing 1.5 million rentable square feet of office space. The Company also owns a joint venture interest in a new office development consisting of 0.1 million of rentable square feet in suburban Chicago.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.